Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-43563 and 333-102140 on Forms S-8 of Baxter International Inc. of our report dated June 29, 2018 appearing in this Annual Report on Form 11-K of Baxter Healthcare of Puerto Rico Savings and Investment Plan for the year ended December 31, 2017.

/s/ Crowe Horwath LLP

Oak Brook, Illinois

June 29, 2018